Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Altria Group, Inc. of our report dated January 27, 2011 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Altria Group, Inc., which appears in the Annual Report to Shareholders, which is incorporated in the Annual Report on Form 10-K for the year ended December 31, 2010 (“Form 10-K”). We also consent to the incorporation by reference of our report dated January 27, 2011 relating to the financial statement schedule, which appears in the Form 10-K and to the reference to us under the headings “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Richmond, VA
October 27, 2011